Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-39528, 333-45682, 333-60794, 333-83844, 333-104771 and 333-112324 of our reports dated February 9, 2005, with respect to the consolidated financial statements of Silicon Laboratories Inc., Silicon Laboratories Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Silicon Laboratories Inc., included in this Annual Report (Form 10-K) for the fiscal year ended January 1, 2005.

/s/ ERNST & YOUNG LLP

Austin, Texas

February 9, 2005